Exhibit 99.2

Cambium Learning Group, Inc.

Third Quarter 2016 Earnings Conference Call

November 10, 2016

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Zacary Sherman, Foxhill Capital

AJ Guido, GoldenTree Asset Management

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group Third Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require Operator assistance during today’s conference, please press star, then zero, on your touchtone telephone. As a reminder, this conference may be recorded.

I would like to introduce your host for today's conference, Mr. Scott McWhorter, General Counsel and Corporate Secretary. Sir, please go ahead.

Scott McWhorter:

Thank you, and welcome everyone to Cambium Learning Group's third quarter 2016 earnings conference call. I am Scott McWhorter, Cambium's General Counsel. With me today are John Campbell, Cambium Learning's Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today's press release, as well as Cambium Learning Group's periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including Adjusted EBITDA and Cash Income. The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial results to the most comparable GAAP measures. Because of the high percentage of amortization expense,

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management's perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. Cambium Learning Group’s strategy is to leverage technology to revolutionize our solutions, our business model, our role in the educational marketplace and most importantly, the experience of every learner we reach by developing and growing successful research-based solutions that are personalized, adaptive, scalable, and that are designed to achieve results in the classroom.

Now that we have completed the highest volume quarter of 2016, we can measure the progress we are making since we established this strategy in 2013, and how each segment is contributing to the realization of our vision. In the third quarter, consolidated Bookings, Adjusted EBITDA, and Cash Income all accelerated sequentially on seasonally higher volume to achieve growth for the year-to-date period. Our 100% digitally-enabled segments, Learning A-Z and ExploreLearning, continue to extend their track records of growth, increasing Bookings and contributing incrementally to profitability. Voyager Sopris Learning, which we are transforming to technology-enabled offerings from a history in print, is moving in the right direction strategically, but the pace is slower than we would like.

Let’s look at how each segment is contributing.

Learning A-Z, the standard bearer of our digitally-enabled solutions strategy is now our largest segment in terms of Bookings, representing 43% of Company-wide volume. Third quarter Bookings grew 24%, bringing year-to-date Bookings growth to 20%. Bookings growth was consistent across this segment’s websites and collections as we continue to effectively market our differentiated literacy solutions that save teachers time and money. Learning A-Z’s Reading A-Z, Raz-Kids and the recently introduced Raz-Plus bundled solution that combines both of these products, continue to perform strongly and generate the majority of Learning A-Z sales.

But we are pleased with the performance of all of our Learning A-Z solutions. The Science A-Z solution, a dynamic online resource integrating science and reading into one curriculum that we enhanced in Q1, is performing particularly well. What we have seen Company-wide is that when we touch a product with enriched features and communicate those features to teachers and students, our customers respond. This reinforces our confidence in our development, marketing and sales process to drive growth through continuous innovation.

Learning A-Z’s innovation continues to be recognized externally and we recently received nine Education Software Review, or EDDIE, Awards for providing content-rich websites that augment classroom curriculum and improve teacher productivity. Headsprout, Reading A-Z, Science A-Z, ReadyTest A-Z, Writing A-Z and Raz-Kids all won awards, as did Raz-Plus that I just mentioned, despite its only being live since September. With this segment now our largest segment in terms of Bookings, extending its 12-year record of growth, Cambium Learning Group’s positioning as a technology-enabled leader in the marketplace is firmly established and continues to grow.

Let’s move now to ExploreLearning. The segment grew Bookings 11% in the third quarter bringing Bookings growth to 20% for the nine months. ExploreLearning recently picked up EDDIE awards for both Gizmos and Reflex, and Gizmos was named among the winners of Tech & Learning magazine’s 34th Annual Awards

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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of Excellence for Best Upgraded Product for its upgrade to HTML5. This segment is on a solid trajectory for this year and we are continuing to invest in new Gizmos, additional Reflex enhancements, and continued development toward a new product, set for launch in 2018.

Moving on to Voyager Sopris Learning. Bookings in the third quarter declined 7% for the quarter bringing the year-to-date decrease to 12%. 2016 performance at Voyager Sopris Learning has been disappointing. But the fact that Voyager Sopris Learning has fallen short of our goals this year does not alter our confidence in the long-term strategy. As you know, we are capitalizing on this segment’s expertise in research-based solutions to help learners who are behind by applying this expertise to technology-based products to improve each child’s educational trajectory. Changing the segment’s DNA takes time, more time than we would prefer. We are taking actions that we will help accelerate the strategic elements of our plan.

For example, in early October, we right-sized the business to ensure that we are appropriately allocating resources to support Voyager Sopris Learning’s technology-enabled future. We’ll continue to look at and improve the preparedness of Voyager Sopris Learning organization to develop, market, and sell technology. The DNA must continue to change. We have accelerated the sunset of many of our legacy products to improve our ability to focus on those products that represent the technology-enabled future for Voyager Sopris Learning. This segment has recorded sales this year from over 90 different products, and reducing that number will allow us to focus more attention on our digitally-enabled solutions.

There’ve been many positive developments throughout the year that are moving the strategy in the right direction. LANGUAGE!Live, the segment’s flagship solution, continues to build traction, growing 9% year-to-date. One of our success stories is Knox County, Tennessee which is the only metropolitan district within the state to be recognized as exemplary and attributes a large part of its success to personalized instruction, including LANGUAGE!Live. Teachers in Knox County credit LANGUAGE!Live with helping them bridge the gap in student achievement for those below grade level. The program provided confidence to these students so that they could learn.

Earlier this year, we introduced Velocity, a comprehensive English Language Arts program designed to help readers in grades K-5 rapidly achieve grade level proficiency. It also improved Cambium Learning’s competitive advantage. We received a lot of positive feedback from the education community and the participants in the pilot program we discussed on the last call, including Velocity’s ability to individualize instruction, the quick feedback provided to teachers, and the ease of startup. We have also identified areas for improvement, including some enhanced reporting and the ability of teachers to look at specific questions and answers solved by students, and will continue to gather feedback, and enhance Velocity as it develops its footing.

Kurzweil 3000 recently picked up four EDDIE awards as a literacy website for upper elementary, middle school, high school and as a multi-level solution as that solution spans grade six through adult. Again, whenever we introduce a new solution or touch an existing product with enhancements, technological or not, we effect actual changes in students' performance. As a result, these products enjoy good response from teachers and districts, confirming that our strategic direction for this segment is correct. These solutions are growing because they work.

Our long-term strategy at Voyager Sopris Learning remains the same and while the transformation is perhaps not quite as smooth as we would have liked, we are taking action to accelerate change where needed to support the achievement of our vision, which is to make a difference in the lives of learners through technology. We will continue to drive toward effecting the crossover the segment’s Bookings toward higher margin, technology-enabled solutions to drive future growth, profitability and cash flow.

With the largest quarter behind us, we have lowered our overall Bookings expectations for the full year and refined the expectations for each of our segments. Barbara will provide more detail.

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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In closing, Cambium Learning Group's mandate is to leverage our expertise and proven ability to successfully innovate to make a difference in the lives of kids through technology-enabled education solutions. Our year-to-date results show that these solutions are very much in demand and we will continue to support and invest in the development, marketing, and sales initiatives that deepen our market penetration to support our growth and expand our profitability.

We believe that every learner has untapped potential, that the teacher is the foundation of education and must be supported, and that data, instruction and practice drive improvement. Our aim is to help every child, every learner, to reach his or her full potential. We expect to exit 2016 with our higher margin technology-enabled solutions approaching roughly 75% of our total volume, building a foundation for expanding margin, and dollar growth in Adjusted EBITDA and Cash Income next year and beyond.

Now, I’ll turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John, and good morning everyone. I’ll start with a review of the Bookings. Bookings for the first nine months of 2016 were $127.1 million, compared to $122.4 million for the first nine months of 2015, for growth of 4%. Technology-enabled products expanded to 71% of Bookings mix in the first nine months of 2016, compared to 65% for the same nine-month period of 2015 and 67% for the full-year 2015. For the first nine months of the year, Bookings for technology-enabled solutions grew $11.6 million or 15% compared to the first nine months of 2015.

By segment, Learning A-Z continued its momentum in the third quarter, with Bookings growth of 24%, bringing year-to-date Bookings growth to 20%. Learning A-Z represented 43% of the Company’s year-to-date volume and as predicted, is now the Company’s largest segment in terms of Bookings.

ExploreLearning continued to perform strongly, with Bookings growth versus prior year of 11% for the third quarter and 20% for the year-to-date period. ExploreLearning represented 15% of the Company’s year-to-date volume.

Voyager Sopris Learning represented 42% of the Company’s year-to-date volume. Bookings for Voyager Sopris Learning declined 7% in the third quarter of 2016 compared to the third quarter of 2015, bringing the year-to-date Bookings decline versus prior year to 12%.

Technology-enabled solutions made up approximately 31% of Voyager Sopris Learning’s year-to-date 2016 Bookings mix, compared to 23% in full-year 2014, and 28% in 2015. So this metric is moving in the right direction, albeit more slowly than we planned. I expect Voyager Sopris Learning’s full-year 2016 Bookings to have a technology-enabled mix of approximately the 31% we see year-to-date.

During the third quarter, Bookings for Voyager Sopris Learning’s technology-enabled products grew 5%, and LANGUAGE!Live grew 16%. Year-to-date, technology-enabled solutions are down 3% versus prior year. Even within our technology-enabled offerings, we have some products like Ticket to Read, Vmath Live and VocabJourney that are older and declining. We are pleased to see LANGUAGE!Live gaining traction and growing 9% for the year-to-date period, and our investments are designed to drive faster growth in future years. Voyager Sopris Learning’s legacy and print-based Bookings are down 13% for the quarter and 16% year-to-date, declining as expected.

Company-wide GAAP net revenues for the first nine months of 2016 grew $5.6 million or 5% to $114.9 million. Revenue growth is slightly higher than Bookings growth due to the recognition tail of prior year Bookings.

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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Costs and expenses, excluding depreciation and amortization, increased around 6% for the first nine months of 2016, compared to last year – 5% if you exclude restructuring costs – up in line with expectations as we make investments in development, marketing, and sales to support full-year growth.

Results for the third quarter 2016 include severance costs related to the Voyager Sopris Learning restructuring of $0.9 million, which is excluded from our Adjusted EBITDA and Cash Income measures. The restructuring eliminated 27 positions and is expected to have an annualized run rate savings of approximately $2.7 million. Adjusted EBITDA increased $1.9 million or 7%, and Adjusted EBITDA margin was up slightly, by 36 basis points. Our higher margin segments, Learning A-Z and ExploreLearning, comprised 57% of net revenues for the nine-month period of 2016 compared to 50% of net revenue for the nine-month period of 2015.

Capital expenditures were $16.2 million for the nine-month period of 2016; $13.7 million of this amount was spent on product development with the remaining smaller portion on general expenditures. Year-to-date, 2016 capital expenditures are up 7% compared to $15.1 million for the 2015 nine-month period.

Cash Income was $25.5 million for the nine-month period of 2016, compared to $23.9 million for the nine-month period of 2015, a 7% increase attributable to the strong growth of both the Learning A-Z and ExploreLearning segments. Cash Income margin was up slightly, 53 basis points, due to the higher portion of Bookings coming from these segments.

Net interest expense was $5.6 million for the first nine months of 2016, compared to $10.9 million for the same period of 2015. As we have seen throughout the year, the December 2015 refinancing of our debt has significantly reduced our interest expense. The lower interest expense combined with the improved operational results drove higher net income which was $7.5 million for the first nine months of 2016, compared to $1.5 million for the first nine months of 2015.

Cash and cash equivalents at September 30 were $11.7 million. Cash provided by operations was $21.8 million in the first nine months of 2016, compared to $15.2 million for the same period of 2015. Cash interest payments were $4.9 million in the first nine months of 2016, compared to the $13.7 million we paid in the first nine months of 2015 for both semi-annual interest payments on our now extinguished 9.75% Notes.

During the third quarter of 2016, we paid down $10.5 million on our revolving credit facility and ended the quarter with no revolver outstanding, and we paid just under $1.0 million of scheduled amortization payments on our term loans, bringing the year-to-date scheduled repayments to $2.9 million. Our total outstanding principal amount of term loan debt at September 30, 2016 is $102.1 million.

In September, our Board of Directors adopted a Tax Asset Protection Rights plan. We expect to start using our NOLs for the 2016 tax year. Our ability to utilize our tax assets could be limited in the event of an ownership change as defined under Section 382 of the Internal Revenue Code. The purpose of the Rights Plan is to deter an ownership change from occurring under these technical rules, and therefore protect our ability to utilize our tax assets.

I will close with our 2016 outlook. For the full-year 2016, we now expect Company-wide Bookings to grow approximately 3% versus 2015. This is an expectation based on our current assumptions regarding sales timing. Last year, Q4 represented 23% of our full-year volume. So while it is not nearly as large as Q3, it is still an important quarter. It can be especially challenging to accurately forecast the fourth quarter of a calendar year as some opportunities may accelerate from Q1 2017 into 2016, so the districts can start the new year with a new learning initiative, and other times, fourth quarter opportunities can slide into 2017 as the opportunities work their way through district approval processes.

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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By segment, we now expect full-year Bookings for Learning A-Z to grow approximately 17% versus last year. Learning A-Z has 20% growth for the year-to-date nine-month period. As discussed in earlier calls, we had a large number of early renewals in fourth quarter 2015 ahead of the price increase that was effective at the beginning of 2016. This creates a tough Q4 comparison quarter and based on current expectations, around 17% growth for the full year now seems more likely. A 17% full-year growth rate would add roughly $11 million to the top line in 2016 versus 2015, which we think is terrific growth in our largest margin business.

We expect full-year Bookings growth at ExploreLearning to be approximately 22%. We’ve seen year-to-date growth for the nine-month period of 20% for ExploreLearning, which is at the top end of our previously expected range of growth. Based on current momentum, we expect ExploreLearning to have a strong fourth quarter and to expand that growth percentage a bit for the full year.

We have lowered our full-year Bookings outlook for Voyager Sopris Learning and now expect this segment to decline approximately 15% versus last year. This forecast assumes that the factors that have led to a decline of 12% for the year-to-date nine-month period will continue into the fourth quarter and widen the year-over-year decline.

Last year, orders from technology-enabled products contributed approximately 67% of total Company-wide Bookings. We are on track to expand the mix of technology in our product portfolio and expect to approach roughly 75% for full-year 2016.

Overall capital expenditures for product development for the full-year 2016 are expected to be roughly $18 million, with roughly $8 million at Learning A-Z, roughly $7.5 million at Voyager Sopris Learning, and roughly $2.5 million at ExploreLearning. General capital expenditures are expected to be an additional $3 million for total capex of approximately $21 million.

We now expect the full-year Adjusted EBITDA and Cash Income margins to be approximately consistent with last year. By approximately, I mean that I expect to be within a percentage point. By segment, Learning A-Z margins are expected to be approximately consistent with prior year, Voyager Sopris Learning margins are expected to decline compared to prior year, and ExploreLearning margins are expected to grow slightly compared to prior year.

We expect cash paid for interest to be approximately $6.4 million. Total interest expense, including the non-cash amortization of debt issuance cost and upfront fees and capitalized interest, is expected to be approximately $7.3 million. Consistent with the seasonal nature of our business, we expect to grow cash throughout the fourth quarter. Cash and cash equivalents at the end of October 2016 were $24.7 million and I expect cash to end the year in the neighborhood of $29 million. This shouldn’t be construed as a precise number since the year-end balance will be impacted by timing of accounts receivable collections and vendor payments.

This expectation also excludes cash outflow for any voluntary debt repayments. Absent another attractive use of cash, we will consider using a significant portion of cash generated this year to pay down debt.

With that, I’d like to move on to our Q&A session.

Operator:

Thank you. Ladies and gentlemen, if you have a question at this time, please press star, then one, on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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Our first question comes from the line of Zacary Sherman with Foxhill Capital. Your line is open. Please go ahead.

Zacary Sherman:

Hey, guys.

John Campbell:

Good morning.

Zacary Sherman:

Good morning. I was wondering if you could talk a little bit more about Voyager in the quarter, specifically what was happening with LANGUAGE!Live and the other technology-enabled products and why you’re missing the target on your full-year Bookings target? Was it due to losing business to competitors or if you can explain a little bit more about that, that would be great.

John Campbell:

Zacary, let me attempt to answer that the best I can. I would say more than the market or more than the demand from the market, it’s more us. I’d say that in terms of I think we had some missteps with how we launched Velocity, and it distracted us and took a lot of our energy away from the success we would have had with LANGUAGE!Live.

So we then had a summer where we had Velocity in a lot of classrooms and learned a lot, and now I think strengthened it considerably. But I think we lost time from what we had anticipated in terms of selling and marketing Velocity, and I think it also hurt LANGUAGE!Live. So if I look at the whole Company, I would say that the decline in the print was expected and planned for, and I would not be surprised by that. I would say the technology products, while they are strong and growing, did not grow the way we anticipated in part because the launch of Velocity wasn’t strong and I think that actually impacted LANGUAGE!Live.

We also have the situation in California where LANGUAGE!Live won consideration under the category for intervention that we thought would be quite strong when we looked at this last year. But as the year went on, we started to realize that a lot of school districts were really going to focus on core solutions in the first year of their adoption and get into interventions maybe in the second and third year. So while we won a few that we’ve shared in earlier calls, I think the preponderance of what we will win is still to come.

So if you combine sort of our launch of Velocity, the distraction to LANGUAGE!Live, and the delay in California, I think they add up to why we're a little bit disappointed from what we had thought a year ago. It really doesn't change the value of the products or the opportunity in the marketplace, but it does push us back probably like a year from where we had hoped to be.

Zacary Sherman:

So what would you say you need to change in order to get back to flat Bookings or even growth in Bookings in that segment?

John Campbell:

Yes, that's exactly where we want to go. I think it's all about having these technology-enabled products grow and grow fast. We believe that's possible and I'm speaking primarily of Velocity and LANGUAGE!Live. We

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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know the legacy products, some of them at least, will continue to decline. But we also know that these two digital products will grow and the calculus is just to get them to grow in a fashion greater than the decline of the legacy products, and that's actually what is our intention and we're making strides to do that.

One thing we did to make sure that we grew is we had that right-sizing to make sure our costs were right. But it's not only costs, it's also making sure we have the right expertise to really move digital products in areas such as marketing, development, and sales. You have to have the right skill sets to really change the DNA of the Company and that's what we're undergoing. It's not easy, but it's doable. It's taken longer than we wanted it too. But what we look at now is—and I'm sorry if I'm going on so long as it’s a relatively complicated question.

We had a summer of Velocity where we’re in approximately 30 districts, about 8,000 kids, and what we saw in just 20 days of use was dramatic improvement, dramatic growth. So because of that, we’re confident that we can help kids that are two or three years behind in reading, accelerate two or three years of growth, and if you're able to do that, you're able to help those kids that are struggling the most.

Zacary Sherman:

Great. I was also wondering what's happening with your firefly product. Has that been working or stalling?

John Campbell:

You asked two questions there.

Zacary Sherman:

I’m sorry.

John Campbell:

No, it's fine. I just want to make sure I parse them to answer them properly. You asked is it working and how is it selling, those are two different questions. The development is going great and it's really improved dramatically. I think there are challenges in that market sector to some extent; there are lots of different solutions. One of the solutions is to cobble together five or six or seven different free or near free solutions.

While that can happen and that is a competitor, you have to remember that the Kurzweil solution is for those kids with learning disabilities, and to have a solution of six different items to help a child who is learning disabled is not really the greatest solution. We found that school districts and students love the Kurzweil firefly solution. It's actually improved every single month, and now has a considerable amount of writing in the product. So we're pretty excited about the product. We have to do a better job of selling it. But I think it continues to improve and I think it had to improve so that it would be successful in the marketplace.

Zacary Sherman:

Great. Just one more question if I could.

John Campbell:

Sure.

Zacary Sherman:

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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I know you talked about paying down debt with your free cash flow. Any appetite for a small acquisition or identified anything that would be potentially an acquisition target? Thanks.

Barbara Benson:

We're always considering possibilities and we look at a variety of M&A targets. So certainly if something attractive at the right price were to come along, we would consider that. So absent a use like that or something that pops up, we would likely use excess cash to pay down debt.

Zacary Sherman:

All right, thanks.

Operator:

Thank you. Our next question comes from the line of AJ Guido with GoldenTree. Your line is open. Please go ahead.

AJ Guido:

Hi, thanks for taking my questions. Wanted to start out with Learning A-Z; I think you explained the slowdown in the fourth quarter due to a difficult comp, but when you look at kind of the growth in that segment year-over-year, it is getting scaled and now kind of showing signs of decelerating. So I was just wondering in terms of growth, where you see that playing out next year? If you're going to maintain a double-digit growth rate, how do you plan to get there? Is it penetration again, or is it your new products, or where do you see that growth trending to?

John Campbell:

Thanks for the question. Not surprisingly perhaps, I'm a little bit more bullish than you are. I'm excited about Learning A-Z having watched it grow for the last 13 years and I believe it will continue to grow. We have ups and downs any given quarter because of comparables. I don’t look at that. I look at how it’s done over the years and how it continues to do.

You asked how is it going to grow, and I always point to four issues, but I’ll tell you the first one is always the most important, that’s penetration. We’re still at only 17.5%, so we have multiples of that that are possible for this product in the U.S. alone and I think that’s where we’ll focus. We’ll focus in terms of marketing, we’ll focus in terms of sales resources, we’ll focus in terms of segmenting the market, we’ll focus many, many ways to improve the penetration just in the United States. I think that’s the biggest way that Learning A-Z has grown and the biggest way that it’ll continue to grow.

Having said that, I'm not against doing new products. We have lots of product ideas, actually thousands of product ideas. So there’s no limit to the number of products that we could additionally add to that set of solutions. We also have international. We’re actually in, to some extent, 200 countries in a very small way. We could expand in all of those countries and certainly we have great opportunities to do so.

Then finally, the earlier caller asked, acquisitions. We have acquisitions we’ve looked at virtually every week that could add to Learning A-Z product opportunity. So when you ask how do you feel about it, is it going to continue to grow, do you expect it to still have strong growth? Absolutely, I'm not the least bit concerned about Learning A-Z’s growth other than we want it to grow as much as possible. I see the best way for that to continue to happen is through penetration in United States.

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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AJ Guido:

Okay, great. Then moving to EL or ExploreLearning, it does seem like your customers have taken to the refreshed Gizmos, which was a drag in 2015. You had mentioned something about a new product but not until 2018. I know one of the major ways for growth for this segment was geographical expansion in the US, so just kind of the same question for ExploreLearning. Is it still more expanding to different school districts in the US in terms of growing that next year?

John Campbell:

Absolutely. If you take a look at ExploreLearning, it’s had also good growth for the last 12 years, but I’d say the last two, it was a little bit challenged. The reason it was challenged was because of the fact that Gizmos didn’t work on Chromebook, so we had to redo that product, revise it, and we made a number of changes besides the technical ones. But the technical one was probably the biggest, because now that it’s HTML5 driven, it will work on Chromebooks, and you’re probably familiar that Chromebooks are starting to dominate, particularly in grades 6 to 12. So that was a huge difference that has put Gizmos back on the growth track as it has always been.

Now having said that, where are we in terms of penetration with these products? Well, Gizmos is in approximately 8% of the grades 3 to 12 classrooms, 8%, and Reflex is in approximately 12% of the grades 2 to 8 that it’s targeted at. So when you’re talking about 8% penetration and 12% penetration, to me, it’s just obvious that our biggest opportunity for continued growth is penetration in United States.

Earlier years, we had difficulty being as dispersed as we would like. We’ve actually solved that problem and it’s a common technique and it’s a solution that’s really working well for us, and that is through having grant and pilot programs. So you get key districts involved in grant and pilot programs to try the product, to test the product, to sort of partner with you to make the product better. Then after they see the results that their kids are getting, they purchase, and then the districts around them purchase when they see that district doing so well. That’s been very effective in solving our geographic dispersion problem, both with Reflex first and then later with Gizmos. So we’re pretty bullish on the opportunity that we have in terms of growing ExploreLearning through increased penetration above this 8% for Gizmos and this roughly 12% for Reflex.

AJ Guido:

Okay. Then just lastly, if I can on VSL, you had mentioned LANGUAGE!Live was up 9%, I guess that would be Bookings number year-over-year. Does that meet your expectations or was that lower than your expectations? I couldn’t tell the way you were talking, I got a little confused.

John Campbell:

No problem, I’ll be clear. Lower than our expectations. In the quarter, it was up I think 16%; in the year, it’s up 9%. It’s nice to grow and I can’t be too upset about growth, but actually, I think the opportunity for that product and for Velocity is much, much larger, therefore I'm disappointed by the growth of LANGUAGE!Live at this point in time, even though it grew 16% in the third quarter.

So just to answer your question as clearly as possible, am I disappointed by 16% growth? Yes, I am. Do we intend to improve that? Yes. Do we intend to improve the 9%? Yes. Do we think LANGUAGE!Live has great opportunity? Yes. We believe that opportunity is the same as the other products, sheer penetration, because you’re making a difference with kids.

AJ Guido:

Cambium Learning Group, Inc. – Third Quarter 2016 Earnings Conference Call, November 10, 2016

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Okay. I guess in terms of capex that you’re spending and the product development, is that mostly over for these two? Now it’s an investment in sales and marketing? Is that the next step or do you still need to refine the products you think and will be spending more money to do that?

John Campbell:

Capex is not over. A digital product is never done. A digital product improves every single day, every single month, every single year. So as much as I’d like to say, “Yes, we won’t spend any more money,” it’s not reality. The reality is technological products, you’re developing constantly to address changes in the marketplace, to improve the product, to beat off competition, but more importantly, to help children reach their goal, reaching their potential, and that happens every day. In our Companies, it's usually the course that we have a new release every month. So obviously, to have a new release every month, there’s capex.

AJ Guido:

Okay. That’s it from me. Thank you.

Operator:

Thank you. Again, ladies and gentlemen, if you have a question at this time, please press star, then one, on your touchtone telephone.

I’m showing no further questions at this time, and I would like to turn the conference back over to Mr. John Campbell for any closing remarks.

John Campbell:

Thanks again everyone for joining us on our call today. We look forward to reporting our fourth quarter results on our next call. I just hope you all have a great day. Thank you.

Operator:

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone, have a great day.